EXHIBIT 1

                        [WLH LETTERHEAD]

                        February 12, 1999



The Presley Companies
19 Corporate Plaza
Newport Beach, California  92660

Attention:  General James Dalton

          Re:  Modification to Agreement in Principle
               Concerning The Presley Companies and
               William Lyon Homes, Inc.

Ladies and Gentlemen:

     This letter sets forth a modification to our mutual, preliminary understanding with respect to the proposed acquisition by The Presley Companies, a Delaware corporation ("Presley-Del."), of substantially all of the assets of William Lyon Homes, Inc., a California corporation ("WL Homes"), and the purchase by WL Homes of a portion of the outstanding Common Stock of Presley-Del. Our understanding, as reflected in the letter dated December 30, 1998 from WLH to Presley-Del. (the "Original Letter"), is modified as follows:

          1. The Offer. On the conditions set forth in the Original Letter and to be included in a definitive agreement (the "Definitive Agreement"), WL Homes will make a tender offer (the "Offer") to purchase not more than 37% of the outstanding shares of Common Stock of Presley-Del. for a purchase price of $0.62 per share. In the event that more than 37% of the outstanding shares of Common Stock of Presley-Del. is tendered, WL Homes will purchase shares from each tendering stockholder on a pro rata basis. The Offer shall be conditioned upon there being tendered and not withdrawn prior to expiration of the Offer a number of shares which constitutes at least 37% of the outstanding shares of Common Stock of Presley-Del.

          2. Sale of Presley-Del. Stock by William Lyon. The Transactions (as such term is defined in the Original Letter) will be structured to permit William Lyon and/or his affiliates, prior to consummation of the Transactions and consistent with the requirements of applicable securities laws, to sell shares of Presley-Del. Common Stock which are currently owned by such persons, up to a maximum of 4% of the total number of shares of Presley-Del. Common Stock presently outstanding.

     Except as modified above, the understandings reflected in the Original Letter shall remain unchanged.

     If the Original Letter, as modified by this letter, is satisfactory to you as a basis for proceeding toward a Definitive
Agreement, please so signify on the enclosed copy of this letter and return it to us at the above address.

                                   WILLIAM LYON HOMES, INC.,
                                   a California corporation


                                   By:    /s/ William Lyon
                                      ----------------------------
                                      William Lyon
                                      Chairman, President & CEO

AGREED, AS OF FEBRUARY ___, 1999:

THE PRESLEY COMPANIES,
a Delaware corporation


By:-----------------------------------------
   Nancy Harlan
   Senior Vice President and General Counsel

By:-----------------------------------------
   Linda Foster
   Vice President and Corporate Secretary

PRESLEY HOMES
a California corporation


By:-----------------------------------------
   Nancy Harlan
   Senior Vice President and General Counsel

By:-----------------------------------------
   Linda Foster
   Vice President and Corporate Secretary